Law Offices of Joseph L. Pittera
2214 Torrance Boulevard
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063
E-mail: evlam2000@aol.com

October 7, 2008

Alex Lucas
Chief Executive Officer
Lucas Publications, Inc.
417 West 43rd, Suite 4
New York, New York 10036

Re: Opinion of Counsel for Registration Statement on Form S-1 Under the Securities Act of 1933
      (the “Registration Statement”) of Lucas Publications, Inc., a Delaware corporation.

Dear Mr. Shah:

The Law Offices of Joseph L. Pittera , (the “Firm”) has acted as special counsel for Lucas Publications, Inc., a Delaware corporation (the “Company”) for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 4,000,000 shares (the “Shares”) of the common stock at the price of $.01 per share, being offered by the Company.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

1.	Certificate of Incorporation of the Company, as amended to date;
2.	Bylaws of the Company, as amended to date;
3.	The records of corporate proceedings relating to the issuance of the Shares;
4.	Such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to us as originals, the conformity to the original instruments of all documents, certificates and records submitted to us as copies, and the authenticity and completeness of the originals of such instruments.  As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as we have believed necessary and relevant.

Joseph L. Pittera, the principal of the firm is a licensed attorney in the State of California.  We do not express any opinion as to the laws of any other jurisdiction other than the Corporation Law of the State of Delaware, all applicable provisions of the State of Delaware Constitution and all reported judicial decisions interpreting those laws as well as U.S. federal securities law.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign Jurisdiction.  This opinion is limited to the laws, including the rules and regulations there-under, as in effect on the date hereof.  Based on the following I am of the following opinion:

1.
Lucas Publications, Inc. (the "Company" or the "Registrant") is a duly and legally organized and existing Delaware Corporation, with its office and mailing address located at 417 West 43rd Street, Suite 4, New York, New York 10036.  The Articles of Incorporation and corporate registration fees were submitted to the Delaware Secretary of State’s office and filed with the office on March 11, 2008.  The Company’s existence and form is valid and legal and active pursuant to the representation above and from a review of the corporate filing information at the Delaware Secretary of State’s Office.

Lucas Publications, Inc.
Legal Opinion

2.
The Company is a fully and duly incorporated Delaware corporate entity.  The Company has one class of stock, a class of common stock.  Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock except that the number of common shares authorized to be issued was increased to 100,000,000 by way of amendment.  The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Delaware, and when such stock was issued it was fully paid for and non-assessable.  The common stock to be registered under this Form S-1 Registration Statement is likewise legal under the laws of the State of Delaware.

3.
To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other government agency, other than as set forth in the registration statement.  We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.	The Company’s outstanding shares are all common shares. There is no liquidation preference right held by the present Shareholders upon voluntary or involuntary liquidation of the Company.

5.
By directors’ resolution, the Company has authorized the issuance of 4,000,000 shares of common stock for this offering.  The Company’s Amended Articles of Incorporation presently set the authorized capital stock of the Company at 100,000,000 shares designated as Common Stock, with a $0.0001 par value.

Based upon the foregoing, we are of the opinion that the shares being offered for sale and issuable by the Company pursuant to this Registration Statement have been, and will be duly authorized and validly issued, fully paid and non-assessable when issued as contemplated by the registration statement.

The Firm does hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving this consent, I do not hereby admit that I was acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission there-under.

Sincerely,

/s/ Joseph L. Pittera, Esq.
Law Offices of Joseph L. Pittera
By: Joseph L. Pittera